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                                                                  Exhibit 23.02

                         Consent of Independent Auditors

We consent to the reference to our firm as experts under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectuses of Lehman Brothers Holdings Inc. (the "Company") for the registration of $1,100,000,000 of Debt Securities of the Company, Warrants of the Company, Purchase Contracts of the Company and Units of the Company, and to the incorporation by reference therein of our report dated January 4, 2001 with respect to the consolidated financial statements and financial statement schedule of the Company included in its Annual Report on Form 10-K for the year ended November 30, 2000, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

New York, New York
May 30, 2001